FOR IMMEDIATE RELEASE

November 8, 2011

Contact: Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS NINE-MONTH EARNINGS

FREEHOLD, NEW JERSEY, November 8, 2011.........………UMH Properties, Inc. (NYSE Amex:UMH) reported funds from operations (FFO) of $6,529,000 or $.45 per share for the nine months ended September 30, 2011, as compared to $7,813,000 or $.62 per share for the nine months ended September 30, 2010.  Net income attributable to common shareholders amounted to $2,187,000 or $.15 for the nine months ended September 30, 2011, as compared to $4,555,000 or $.36 per share for the nine months ended September 30, 2010.

A summary of significant financial information for the three months and nine months ended September 30, 2011 and 2010 is as follows:

   For the Three Months Ended

	9/30/11	9/30/10

Total Revenues	$9,665,000	$8,470,000
Total Expenses	$9,169,000	$7,675,000
Gain on Securities Transactions, net	$486,000	$610,000
Net Income Attributable to Common Shareholders	$103,000	$1,197,000
Net Income Attributable to Common Shareholders Per Share	$-0-	$.09
FFO (1)	$1,680,000	$2,372,000
FFO per Common Share (1)	$.11	$.18
Weighted Average Shares Outstanding	14,717,000	12,801,000

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  For the Nine Months Ended

	9/30/11	9/30/10

Total Revenues	$28,287,000	$24,494,000
Total Expenses	$26,181,000	$21,955,000
Gain on Securities Transactions, net	$2,028,000	$2,295,000
Net Income Attributable to Common Shareholders	$2,187,000	$4,555,000
Net Income Attributable to Common Shareholders Per Share	$.15	$.36
FFO (1)	$6,529,000	$7,813,000
FFO per Common Share (1)	$.45	$.62
Weighted Average Shares Outstanding	14,330,000	12,552,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding preferred dividends and gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and nine months ended September 30, 2011 and 2010 is calculated as follows:

	Three Months		Nine Months
	9/30/11	9/30/10	9/30/11	9/30/10

Net Income	$793,000	$1,197,000	$3,154,000	$4,555,000
Preferred Dividend	(690,000)	-0-	(967,000)	-0-
Depreciation Expense	1,580,000	1,169,000	4,371,000	3,258,000
(Gain) Loss on Sales of Depreciable Assets	(3,000)	6,000	(29,000)	-0-

FFO	$1,680,000	$2,372,000	$6,529,000	$7,813,000

The following are the cash flows provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2011 and 2010:

	9/30/11	9/30/10

Operating Activities	$5,575,000	$2,584,000
Investing Activities	(33,874,000)	(17,546,000)
Financing Activities	30,090,000	12,496,000

 Samuel A. Landy, President, stated, “UMH has continued to deliver stable earnings despite the challenging economy.  Income from community operations increased 18% from $9,524,000 for the nine months ended September 30, 2010 to $11,211,000 for the comparable period this year.  This increase was primarily the result of the acquisitions of seven communities in 2010 and three communities in 2011.  Occupancy remained relatively stable at 77%.  Our securities portfolio contributed $2 million in realized gains for the nine month period.

UMH has continued to strengthen our already strong balance sheet and at quarter end had approximately $7.5 million in cash, and $38.8 million in REIT securities, encumbered by $13.4 million in margin loans.  In May 2011, we issued 1,338,800 shares of 8.25% Series A Cumulative Redeemable Preferred Stock for net proceeds of $31.9 million.  With these proceeds, we have purchased three Tennessee communities, paid down certain loans and mortgages and in October 2011, purchased a 116-site 55 and older community in Tiffin, Ohio for a purchase price of $3,450,000.  This acquisition increased our portfolio to thirty-nine communities containing 8,860 sites.  We are very pleased with our recent acquisitions.  We currently have two acquisitions under letters of intent as well as several additional deals we are pursuing.  We invest with a long-term perspective and believe that our sector is well poised to benefit from a resurgent housing market.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates thirty-nine manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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